Exhibit 4.6

OP Bancorp
2021 Equity Incentive Plan

1.ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1Establishment. The OP Bancorp 2021 Equity Incentive Plan (the “Plan”) is hereby established effective as of June 24, 2021, the date of its approval by the shareholders of the Company (the “Effective Date”).

1.2Purpose. The purpose of the Plan is to advance the interests of the Company, its subsidiaries, and its shareholders by providing an incentive to attract, retain and reward persons performing services for the Company and its subsidiaries and by motivating such persons to contribute to the growth and profitability of the Company and its subsidiaries. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, Performance Units and Restricted Stock Units.

1.3Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, all Awards shall be granted, if at all, within ten (10) years from the Effective Date.

2.DEFINITIONS AND CONSTRUCTION.

2.1Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)“Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

(b)“Award” means any Option, SAR, Restricted Stock, Performance Share, Performance Unit or Restricted Stock Unit granted under the Plan.

(c)“Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant. An Award Agreement may be an “Option Agreement,” an “SAR Agreement,” a “Restricted Stock Agreement,” a “Performance Share Agreement,” a “Performance Unit Agreement” or a “Restricted Stock Unit Agreement.”

(d)“Board” means the Board of Directors of the Company.

(e)“Cause” means, unless otherwise defined by the Participant’s Award Agreement or contract of employment or service, any of the following: (i) the Participant’s theft, dishonesty, or falsification of any Participating Company documents or records; (ii) the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information; (iii) any action by the Participant which has a detrimental effect on a Participating Company’s reputation or business; (iv) the Participant’s failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by the Participant of any employment or service agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vi) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Participant’s ability to perform his or her duties with a Participating Company.

(f)“Change of Control” has the meaning set forth in Section 12.1(b).

(g)“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(h)“Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

(i)“Company” means OP Bancorp, a California corporation, or any successor corporation thereto.

(j)“Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on a Form S-8 Registration Statement under the Securities Act.

(k)“Director” means a member of the Board.

(l)“Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(m)“Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(n)“Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a the

Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(o)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)“Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i)If, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on The Nasdaq Stock Market, the New York Stock Exchange or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii)If, on such date, the Stock is not readily tradable on an established securities market, the Fair Market Value of a share of Stock shall be as determined by the Committee by reasonable application of a reasonable valuation method, consistently applied.  Notwithstanding the foregoing, no Award granted under the Plan is intended to provide for a deferral of compensation within the meaning of Section 409A such that the Fair Market Value of a share of Stock shall be determined in all respects in a manner that is consistent with that intention.

(q)“Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(r)“Insider” means an Officer, a member of the Board or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(s)“Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.

(t)“Officer” means any person designated by the Board as an officer of the Company.

(u)“Option” means the right to purchase Stock at a stated price for a specified period of time granted to a Participant pursuant to Section 6 of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(v)“Ownership Change Event” has the meaning set forth in Section 12.1(a).

(w)“Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(x)“Participant” means any eligible person who has been granted one or more Awards.

(y)“Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(z)“Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.

(aa)“Performance Award” means an Award of Performance Shares or Performance Units.

(bb)“Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 9.3 of the Plan which provides the basis for computing the value of a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(cc)“Performance Goal” means a performance goal established by the Committee pursuant to Section 9.3 of the Plan.

(dd)“Performance Period” means a period established by the Committee pursuant to Section 9.3 of the Plan at the end of which one or more Performance Goals are to be measured.

(ee)“Performance Share” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Share, as determined by the Committee, based on performance.

(ff)“Performance Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon performance.

(gg)“Restricted Stock Award” means an Award of a Restricted Stock.

(hh)“Restricted Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 10 of the Plan to receive a share of Stock on a date determined in accordance with the provisions of Section 10 and the Participant’s Award Agreement.

(ii)“Restriction Period” means the period established in accordance with Section 8.2 of the Plan during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.

(jj)“Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(kk)“SAR” or “Stock Appreciation Right” means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 of the Plan to receive payment of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.

(ll)“Section 162(m)” means Section 162(m) of the Code.

(mm)“Securities Act” means the Securities Act of 1933, as amended.

(nn)“Service” means a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, if any such leave taken by a Participant exceeds ninety (90) days, then on the one hundred eighty-first (181st) day following the commencement of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and instead shall be treated thereafter as a Nonstatutory Stock Option, unless the Participant’s right to return to Service with the Participating Company Group is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated upon an actual termination of Service. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(oo)“Specified Employee” means a specified employee as defined in Code Section 409A(a)(2)(B) of the Code or Treasury Regulations under Code Section 409A.

(pp)“Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2 of the Plan.

(qq)“Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(rr)“Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(ss)“Treasury Regulations” means Proposed Temporary and Final Regulations of the United States Treasury Department issued under Title 26 of the Code of Federal Regulations.

(tt)“Vesting Conditions” mean those conditions established in accordance with Section 6.2, Section 8.2 or Section 10.3 of the Plan prior to the satisfaction of which Options, shares subject to a Restricted Stock Award or Restricted Stock Unit Award, respectively, remain subject to forfeiture in favor of the Company upon the Participant’s termination of Service.

2.2Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.  Reference to any statute, law, regulation or rule means such statute, law, regulation, rule as amended, modified, or replaced, in whole or in part, and in effect from time to time.

3.ADMINISTRATION.

3.1Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

3.2Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a)to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award;

(b)to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

(c)to determine the Fair Market Value of shares of Stock or other property;

(d)to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e)to determine whether an Award of SARs, Performance Shares or Performance Units will be settled in shares of Stock, cash, or in any combination thereof;

(f)to approve one or more forms of Award Agreement;

(g)to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto, except as otherwise permitted in connection with an event as provided under Section 4.2, the Committee shall not reprice, adjust or amend the exercise price of Options or the grant price of Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, or any other means, nor shall the Committee have any authority to take such action with respect to any Award subject to and not exempt from Section 409A;

(h)to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service, except that the Committee shall have no authority to take such action with respect to any Award that is subject to and is not exempt from the application of Section 409A;

(i)to amend, modify or correct any defect in the Plan or any Award in order to avoid the application of Sections 280G or 409A of the Code to any Award or to the Plan;

(j)to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards; and

(k)to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.5Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.SHARES SUBJECT TO PLAN.

4.1Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be one million five hundred thousand (1,500,000) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company at the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. The maximum number of shares of Stock subject to Awards granted during a single fiscal year to any Director shall not exceed in value (calculating the value of any Awards based on the grant date fair value for financial reporting purposes) fifty percent (50%) of the total cash (but excluding expense reimbursements)  paid to the Director during the fiscal year .

4.2Adjustments for Changes in Capital Structure. Subject to any required action by the shareholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the shareholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and class of shares subject to the Plan and to any outstanding Awards, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the exercise or purchase price under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5.ELIGIBILITY AND AWARD LIMITATIONS.

5.1Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants” and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are granted in connection with written offers of an employment or other service relationship with the Participating Company Group; provided, however, that no Stock subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences Service. Notwithstanding anything to the contrary contained herein: shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award.

5.2Participation. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one (1) Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3Incentive Stock Option Limitations.

(a)Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.

(b)Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market

Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

6.TERMS AND CONDITIONS OF OPTIONS.  Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option.  Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be substituted for another option or an Option may be assumed in a corporate transaction and not be treated as the grant of an Option if the substitution or modification qualifies under the provisions of Section 424(a) of the Code and the Treasury Regulations issued thereunder or under Section 409A, as applicable.

6.2Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, and (c) no Option granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3Payment of Exercise Price.

(a)Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a

Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (v) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b)Limitations on Forms of Consideration.

(i)Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. Unless otherwise provided by the Committee, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for more than six (6) months (and not used for another Option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(ii)Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

6.4Effect of Termination of Service.

(a)Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee in the grant of an Option and set forth in the Award Agreement, an Option shall be exercisable after a Participant’s termination of Service only during the applicable time period determined in accordance with this Section and thereafter shall terminate:

(i)Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of one (1) year) (or such longer period of time as determined by the Committee, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(ii)Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of one (1) year) (or such longer period of time as determined by the Committee, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within ninety (90) days (or such longer period of time as determined by the Committee, in its discretion) after the Participant’s termination of Service.

(iii)Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause, the Option shall terminate and cease to be exercisable immediately upon such termination of Service.

(iv)Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable by the Participant on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of ninety (90) days (or such longer period of time as determined by the Committee, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b)Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) is prevented by the provisions of Section 13 below, the Option shall remain exercisable until ninety (90) days (or with respect to a Nonstatutory Option such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

(c)Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, other than termination of Service for Cause, if a sale within the applicable time periods set forth in Section 6.4(a) of shares acquired upon the exercise of a Nonstatutory Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Nonstatutory Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

6.5Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the issuance of shares of Stock upon the exercise of an Option, the Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

7.TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.  Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No

SAR or purported SAR shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”).

7.2Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

7.3Exercisablity and Term of SARS.

(a)Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.

(b)Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no Freestanding SAR shall be exercisable after the expiration of five (5) years after the effective date of grant of such SAR.

7.4Exercise of SARs. Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made in cash, shares of Stock, or any combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing such SAR, payment shall be made in a lump sum as soon as practicable following the date of exercise of the SAR. The Award Agreement evidencing any SAR may provide for payment in a lump sum or deferred payment in installments. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant.

7.5Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion and payment shall be made to the Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death).

7.6Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee in the grant of an SAR and set forth in the Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.

7.7Nontransferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the exercise of an SAR, the SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

8.TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS.  Restricted Stock Awards shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Award or purported Restricted Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1Restricted Stock Awards Authorized. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

8.2Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.

During any Restriction Period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event, as defined in Section 13.1, or as provided in Section 8.5. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Restricted Stock and shall promptly present to the Company any and all certificates representing shares of Restricted Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

8.3Voting Rights; Dividends and Distributions. Except as provided in this Section 8.3 and any Award Agreement, during the Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a shareholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, then any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

8.4Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

8.5Nontransferability of Restricted Stock Award Rights. Prior to the issuance of shares of Stock pursuant to a Restricted Stock Award, rights to acquire such shares shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

8.6Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company (or in an escrow established by the Company). Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived.

9.TERMS AND CONDITIONS OF PERFORMANCE AWARDS.  Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No Performance Award or purported Performance Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1Types of Performance Awards Authorized. Performance Awards may be in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

9.2Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.2, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial value of one hundred dollars ($100). The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

9.3Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. The Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

9.4Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(a)Performance Measures. Performance Measures shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the financial banking industry. Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, unless otherwise determined by the

Committee at the time the Committee establishes the Performance Goal(s) and Performance Award Formula applicable to a Performance Award, the Performance Measures applicable to a Performance Award shall be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Performance Measures may be one or more of the following, as determined by the Committee:  revenue, costs, expenses (including expense efficiency ratios and other expense measures), earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or proforma assets, net assets, equity, investment, capital and net capital employed), shareholder return (including total shareholder return relative to an index or peer group), stock price, growth of loans and deposits, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and strategic plan development and implementation. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. Pursuant to rules and conditions adopted by the Committee on or before the 90th day of the applicable performance period for which Performance Goals are established, the Committee may appropriately adjust (provided the outcome remains substantially uncertain) any evaluation of performance under such goals to exclude the effect of certain events, including any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

(b)Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.

9.5Settlement of Performance Awards.

(a)Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b)Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award granted to any Participant who is not a “covered employee” within the meaning of Section 162(m) (a “Covered Employee”) to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. If permitted under a Covered Employee’s Award Agreement, the Committee shall have the discretion, on the basis of such criteria as may be established by the Committee, to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula. No such reduction may result in an increase in the amount payable upon settlement of another Participant’s Performance Award.

(c)Effect of Leaves of Absence. Unless otherwise required by law, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days in leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on a leave of absence.

(d)Notice to Participants. As soon as practicable following the Committee’s determination and certification in accordance with Sections 9.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.

(e)Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination and certification in accordance with Sections 9.5(a) and (b), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum.  In no event shall payment of a Performance Award be made later than the 15th day of the third month following the taxable year of the Participant in which the Participant has a legally binding right to the Performance Award.

(f)Provisions Applicable to Payment in Shares. If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.2. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.2 through 8.5 above.

9.6Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which the Performance Shares are settled or forfeited. Such Dividend Equivalents, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock. The number of additional Performance Shares (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalents may be paid currently or may be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee in the Award Agreement. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee in the Award Agreement, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 9.5. Dividend Equivalents shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

9.7Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Performance Award and set forth in the Award Agreement, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

(a)Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period within the time period specified by Section 9.5(e) in any manner permitted by Section 9.5.

(b)Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its sole discretion, may waive the automatic forfeiture of all or any portion of any such Award.

9.8Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10.TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS.  Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Unit Award or purported Restricted Stock Unit Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

10.2Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award.

10.3Vesting. Restricted Stock Units may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.

10.4Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to date on which Restricted Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

10.5Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Unit Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

10.6Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the earlier of the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award satisfy applicable Vesting Conditions or on such other date determined by the Committee, in its discretion and set forth in the Award Agreement but no later than the 15th day of the third month following the taxable year of the Participant in which the Participant has satisfied the applicable Vesting Conditions, one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 10.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes.

10.7Nontransferability of Restricted Stock Unit Awards. Prior to the issuance of shares of Stock in settlement of a Restricted Stock Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

11.STANDARD FORMS OF AWARD AGREEMENT.

11.1Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. Any Award Agreement may consist of an appropriate form of Notice of Grant and a form of Agreement incorporated therein by reference, or such other form or forms as the Committee may approve from time to time.

11.2Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

12.CHANGE IN CONTROL.

12.1Definitions.

(a)An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger, reorganization or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company); or (iv) a liquidation or dissolution of the Company.

(b)A “Change in Control” shall mean (i) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the shareholders of the Company immediately before the Transaction do not retain immediately after or acquire in the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company, or in the case of an Ownership Change Event described in Section 12.1(a)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), (ii) a sale of equity securities of the Company representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company, or (iii) a liquidation or dissolution of the Company.  For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.   Notwithstanding the foregoing, in the case of an Award that is not exempt from Section 409A but rather is subject to Section 409A, (A) the exercise of the Committee’s discretion shall be strictly ministerial and not involve the exercise of any discretionary authority, and (B) in no event shall a Transaction be treated as a Change in Control unless such event also qualifies as a change in ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation within the meaning of Treasury Regulations Section 1.409A-3(i)(5).

12.2Effect of Change in Control on Options.  Upon a Change of Control (i) the Company shall deliver to each Participant, no less than thirty (30) days prior to the consummation of the Change of Control, written notification of the proposed Change of Control and the Participant’s right to exercise all Options granted pursuant to this Plan, whether or not vested under the Plan or applicable Option Award Agreement, and (ii) all outstanding Options granted pursuant to the Plan shall completely vest and become immediately exercisable as to all shares granted pursuant to the Option immediately prior to such Change of Control.  This right of exercise shall be conditional upon consummation of the Change of Control.  Upon the occurrence of the Change of Control all then outstanding Options shall terminate; provided, however, that any outstanding Options not exercised as of the occurrence of the Change of Control shall not terminate if there is a successor corporation which assumes the outstanding Options or substitutes for such Options, new options covering the stock of the successor corporation with appropriate adjustments as to the number and kind of shares and prices.  Notwithstanding anything to the contrary herein, each adjustment made to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code, and no adjustment shall be made that would cause any Incentive Stock Option to become a Nonstatutory Stock Option.

12.3Effect of Change of Control on SAR Awards. Notwithstanding any other provision of the Plan to the contrary, the Committee, in its sole discretion, may provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding SARs and shares acquired upon the exercise of such SARs upon such conditions and to such extent as the Committee shall determine.

12.4Effect of Change in Control on Restricted Stock Awards. Each Award Agreement evidencing a Restricted Stock Award shall provide in the event of a Change in Control for the lapse of the Restriction Period applicable to the shares subject to the Restricted Stock Award held by a Participant whose Service has not terminated prior to the Change in Control, effective immediately prior to and conditioned upon the Change in Control.

12.5Effect of Change in Control on Performance Awards.  The Committee may, in its discretion, provide in any Award Agreement evidencing a Performance Award that, in the event of a Change in Control, the Performance Award held by a Participant whose Service has not terminated prior to the Change in Control shall become payable effective as of the date of the Change in Control to such extent as specified in such Award Agreement.

12.6Effect of Change in Control on Restricted Stock Unit Awards.  Each Award Agreement evidencing a Restricted Stock Unit Award shall provide that the Restricted Stock Unit Award held by a Participant whose Service has not terminated prior to the Change in Control shall be settled effective immediately prior to and conditioned upon the Change in Control.

13.COMPLIANCE WITH SECURITIES LAW.  The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

14.TAX WITHHOLDING.

14.1Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

14.2Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

15.AMENDMENT OR TERMINATION OF PLAN.  The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s shareholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s shareholders under any applicable law, regulation or rule. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. In any event, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant unless necessary to comply with any applicable law, regulation or rule.

16.MISCELLANEOUS PROVISIONS.

16.1Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common shareholders.

16.2Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

16.3Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.

16.4Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A of the Code and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change in Control, disability or separation from service meet the definition of a change in ownership or control, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and Treasury Regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six (6) months after the date of the Specified Employee’s separation from service unless the payment or distribution is exempt from the application of Section 409A by reason of the short term deferral exemption or otherwise.

16.5Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

16.6Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

16.7Beneficiary Designation. Subject to applicable laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.